EXHIBIT 99.1

European Wax Center, Inc. Reports Second Quarter Fiscal Year 2023 Results

Achieves milestone 1000th center opening

Reiterates fiscal 2023 outlook

Second Quarter Fiscal 2023 versus 2022

•
Net new centers increased 12.3% to 1,003 total centers in 45 states
•
System-wide sales of $254.2 million increased 10.0%
•
Total revenue of $59.1 million increased 10.7%
•
Same-store sales increased 2.6%
•
GAAP net income of $5.6 million increased 175.4%
•
Adjusted EBITDA of $21.2 million increased 13.8%

Plano, TX, August 9, 2023 - Today, European Wax Center, Inc. (NASDAQ: EWCZ), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 26 weeks ended July 1, 2023.

David Berg, Chief Executive Officer of European Wax Center, Inc. stated: “We are pleased to deliver second quarter results in line with our expectations, reinforcing the strength and consistency of the European Wax Center business model. Our guests remain committed to both their personal care routines and our brand as evidenced by 10% system-wide-sales growth during the quarter and another strong semiannual promotion period that drove double digit growth in Wax Pass sales. Including our milestone 1000th center, we opened 25 net new centers across 19 states, highlighting continued strong demand among franchisees of all sizes and geographies. Driven by attractive unit economics, our existing franchisee base accounted for 100% of second quarter new units and continues to fuel our future growth. The predictable nature of our most loyal guests, coupled with our robust unit pipeline, gives us confidence in reiterating our full-year financial expectations for 2023.”

Results for the Second Quarter of Fiscal 2023 versus Fiscal 2022

•
Franchisees opened 25 net new centers, and we ended the quarter with 1,003 centers, representing a 12.3% increase versus 893 centers in prior year period.
•
System-wide sales of $254.2 million grew 10.0% from $231.1 million in the prior year period, primarily driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $59.1 million increased 10.7% from $53.4 million in the prior year period.
•
Same-store sales increased 2.6%.
•
Selling, general and administrative expenses (“SG&A”) of $14.1 million decreased 7.2% from $15.2 million in the prior year period. SG&A as a percent of total revenue improved 460 basis points to 23.9% from 28.5%, primarily due to the nonrecurrence of professional fees related to the Company’s refinancing and secondary offering in the prior year period.
•
Interest expense of $6.8 million decreased from $8.1 million in the prior year period primarily due to the nonrecurrence of a $2.0 million loss on debt extinguishment, partially offset by the impact of higher average principal balances and interest rates following the Company’s refinancing in the prior year period.
•
Income tax expense was $2.8 million compared to a negligible amount in the prior year period.
•
Net income of $5.6 million increased 175.4% from $2.0 million in the prior year period. Adjusted net income of $5.8 million decreased 22.4% from $7.4 million in the prior year period, primarily due to the impact of tax-related adjustments in the current year.
•
Adjusted EBITDA of $21.2 million increased 13.8% from $18.6 million in the prior year period. As a percent of total revenue, Adjusted EBITDA margin increased 100 basis points to 35.9% from 34.9%.

Year-to-Date Results through the Second Quarter of Fiscal 2023 versus Fiscal 2022

•
Franchisees opened 59 net new centers in the first half of fiscal 2023.
•
System-wide sales of $472.6 million grew 7.9% from $438.0 million in the prior year-to-date period, primarily driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $109.0 million increased 10.3% from $98.8 million in the prior year-to-date period.
•
Same-store sales increased 3.4%.
•
SG&A of $31.4 million increased 2.3% from $30.7 million in the prior year-to-date period. SG&A as a percent of total revenue improved 230 basis points to 28.8% from 31.1%, primarily due to a reduction in professional fees related to the Company’s refinancing and secondary offering in the prior year period, partially offset by increased share-based compensation expense in the current year.
•
Interest expense of $13.6 million increased from $9.6 million in the prior year-to-date period due to higher average principal balances and interest rates following the Company’s refinancing, partially offset by the nonrecurrence of a $2.0 million loss on debt extinguishment.
•
Income tax expense was $2.3 million compared to a negligible amount in the prior year-to-date period.
•
Net income of $4.5 million decreased from net income of $6.1 million in the prior year-to-date period. Adjusted net income of $9.2 million decreased from $16.0 million in the prior year-to-date period, primarily due to the impact of tax-related adjustments in the current year.
•
Adjusted EBITDA of $37.5 million increased 11.0% from $33.8 million in the prior year-to-date period. As a percent of total revenue, Adjusted EBITDA margin increased 20 basis points to 34.4% from 34.2%.

Balance Sheet and Cash Flow

The Company ended the quarter with $54.4 million in cash and cash equivalents, $7.0 million in restricted cash, $396.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $17.0 million during the quarter.

Fiscal 2023 Outlook(1)

The Company reiterates its previous outlook for fiscal year 2023 as follows:

Fiscal 2023 Outlook
New Center Openings, Net	95 to 100
System-Wide Sales	$965 million to $990 million
Total Revenue	$222 million to $229 million
Same-Store Sales	Mid-Single Digits
Adjusted Net Income(2)	$22 million to $24.5 million
Adjusted EBITDA	$77 million to $80 million

——————————————

(1) Fiscal 2022 and Fiscal 2023 each include a 53rd week in the fourth quarter. The Company estimates the 53rd week contribution to the top and bottom line is worth approximately one half of an average fourth quarter week. The Company's current outlook assumes no meaningful change in consumer behavior driven by inflationary pressures or the COVID-19 pandemic and no further impacts from incremental tightening in the labor market beyond what we see today.

(2) Adjusted net income outlook assumes a 20% blended statutory tax rate for Fiscal 2023.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss second quarter fiscal 2023 results today, August 9, 2023, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 22 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. In 2022 its network of 944 centers in 45 states generated sales of nearly $900 million. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2023 and its long-term targets and algorithm, including but not limited to statements under the heading “Fiscal 2023 Outlook” and statements by European Wax Center’s executive. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the operational and financial results of its franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain of effectively respond to a loss of key executives; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver its products; changes in supply costs and decreases in the Company’s product sourcing revenue; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits it may claim; changes in general economic and business conditions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises, such as the COVID-19 pandemic on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA and Adjusted net income. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include exit costs related to leases of abandoned space, IPO-related costs, non-cash equity-based compensation expense, corporate headquarters office relocation, non-cash gains and losses on remeasurement of our tax receivable agreement liability, transaction costs and other one-time expenses.

We define Adjusted net income (loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include exit costs related to leases of abandoned space, IPO-related costs, non-cash equity-based compensation expense, corporate headquarters office relocation, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, transaction costs and other one-time expenses. Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release.

This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted net income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted net income (loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in year-over-year sales from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

(Unaudited)

	July 1, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$54,367	$44,219
Restricted cash	7,021	6,575
Accounts receivable, net	9,053	6,932
Inventory	23,534	23,017
Prepaid expenses and other current assets	7,625	5,574
Total current assets	101,600	86,317
Property and equipment, net	2,716	2,747
Operating lease right-of-use assets	4,600	4,899
Intangible assets, net	173,551	183,030
Goodwill	328,551	328,551
Deferred income taxes	140,341	106,187
Other non-current assets	3,818	4,301
Total assets	$755,177	$716,032
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,298	$18,547
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	1,406	4,867
Deferred revenue, current portion	4,719	4,084
Operating lease liabilities, current portion	1,287	1,312
Total current liabilities	27,710	32,810
Long-term debt, net	371,400	370,935
Tax receivable agreement liability, net of current portion	206,760	167,293
Deferred revenue, net of current portion	6,795	6,901
Operating lease liabilities, net of current portion	3,936	4,227
Other long-term liabilities	1,995	3,562
Total liabilities	618,596	585,728
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of July 1, 2023 and December 31, 2022.)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,097,146 and 45,277,325 shares issued and 50,329,914 and 44,561,685 shares outstanding as of July 1, 2023 and December 31, 2022, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 12,364,046 and 18,175,652 shares issued and outstanding as of July 1, 2023 and December 31, 2022, respectively)	—	—
Treasury stock, at cost 767,232 and 715,640 shares of Class A common stock as of July 1, 2023 and December 31, 2022, respectively	(10,899)	(10,080)
Additional paid-in capital	225,527	207,517
Accumulated deficit	(114,933)	(118,437)
Total stockholders' equity attributable to European Wax Center, Inc.	99,695	79,000
Noncontrolling interests	36,886	51,304
Total stockholders' equity	136,581	130,304
Total liabilities and stockholders' equity	$755,177	$716,032

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
REVENUE
Product sales	$33,725	$30,502	$61,567	$55,279
Royalty fees	14,147	12,769	26,498	24,154
Marketing fees	7,915	7,175	14,817	13,626
Other revenue	3,303	2,912	6,100	5,725
Total revenue	59,090	53,358	108,982	98,784
OPERATING EXPENSES
Cost of revenue	16,900	14,864	31,357	26,854
Selling, general and administrative	14,134	15,227	31,397	30,702
Advertising	8,684	8,049	16,493	14,605
Depreciation and amortization	5,045	5,055	10,108	10,115
Total operating expenses	44,763	43,195	89,355	82,276
Income from operations	14,327	10,163	19,627	16,508
Interest expense	6,762	8,080	13,624	9,587
Other expense (income)	(792)	33	(792)	818
Income before income taxes	8,357	2,050	6,795	6,103
Income tax expense	2,763	19	2,254	46
NET INCOME	$5,594	$2,031	$4,541	$6,057
Less: net income attributable to noncontrolling interests	1,582	1,063	1,037	3,204
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$4,012	$968	$3,504	$2,853

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Twenty-Six Weeks Ended
	July 1, 2023	June 25, 2022
Cash flows from operating activities:
Net income	$4,541	$6,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,108	10,115
Amortization of deferred financing costs	2,639	1,229
Gain on interest rate cap	—	(196)
Provision for inventory obsolescence	(11)	(125)
Loss on debt extinguishment	—	1,957
Provision for bad debts	80	—
Deferred income taxes	2,164	—
Remeasurement of tax receivable agreement liability	(792)	818
Equity compensation	7,757	5,335
Changes in assets and liabilities:
Accounts receivable	(2,452)	(3,674)
Inventory	(506)	(3,431)
Prepaid expenses and other assets	(1,110)	212
Accounts payable and accrued liabilities	(1,464)	(964)
Deferred revenue	529	421
Other long-term liabilities	(263)	(146)
Net cash provided by operating activities	21,220	17,608
Cash flows from investing activities:
Purchases of property and equipment	(623)	(82)
Net cash used in investing activities	(623)	(82)
Cash flows from financing activities:
Deferred loan costs	—	(12,419)
Proceeds from long-term debt	—	384,328
Principal payments on long-term debt	(2,000)	(180,000)
Payments of debt extinguishment costs	—	(77)
Distributions to EWC Ventures LLC members	(1,214)	(4,760)
Payment of Class A common stock offering costs	—	(870)
Repurchase of Class A common stock	(819)	—
Taxes on vested restricted stock units paid by withholding shares	(146)	—
Dividends to holders of Class A common stock	—	(122,227)
Dividend equivalents to holders of EWC Ventures units	(2,615)	(82,746)
Payments pursuant to tax receivable agreement	(3,209)	—
Net cash used in financing activities	(10,003)	(18,771)
Net increase in cash	10,594	(1,245)
Cash, cash equivalents and restricted cash, beginning of period	50,794	43,301
Cash, cash equivalents and restricted cash, end of period	$61,388	$42,056
Supplemental cash flow information:
Cash paid for interest	$11,097	$3,042
Cash paid for income taxes	$513	$26
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$—	$5
Right-of-use assets obtained in exchange for operating lease obligations	$368	$—

Reconciliation of GAAP net income to Adjusted net income:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
(in thousands)
Net income	$5,594	$2,031	$4,541	$6,057
Share-based compensation(1)	1,826	2,000	7,757	5,335
Loss on extinguishment of debt	—	1,957	—	1,957
Remeasurement of tax receivable agreement liability (2)	(792)	33	(792)	818
Transaction costs (3)	—	1,406	—	1,406
Other (4)	—	—	—	417
Tax effect of adjustments to net income (5)	(863)	—	(2,334)	—
Adjusted net income	$5,765	$7,427	$9,172	$15,990

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents costs related to our secondary offering of Class A common stock by selling stockholders and certain costs incurred in connection with our securitization transaction.

(4) Represents non-core operating expenses identified by management. For fiscal year 2022 these costs relate to executive severance.

(5) Represents the income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
(in thousands)
Net income	$5,594	$2,031	$4,541	$6,057
Interest expense	6,762	8,080	13,624	9,587
Income tax expense	2,763	19	2,254	46
Depreciation and amortization	5,045	5,055	10,108	10,115
EBITDA	$20,164	$15,185	$30,527	$25,805
Share-based compensation(1)	1,826	2,000	7,757	5,335
Remeasurement of tax receivable agreement liability (2)	(792)	33	(792)	818
Transaction costs (3)	—	1,406	—	1,406
Other (4)	—	—	—	417
Adjusted EBITDA	$21,198	$18,624	$37,492	$33,781
Adjusted EBITDA margin	35.9%	34.9%	34.4%	34.2%

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents costs related to our secondary offering of Class A common stock by selling stockholders and certain costs incurred in connection with our securitization transaction.

(4) Represents non-core operating expenses identified by management. For fiscal year 2022 these costs relate to executive severance.

Investor Contact

European Wax Center, Inc.

Bethany Johns

Bethany.Johns@myewc.com

469-270-6888

Media Contact

Creative Media Marketing

Carolanne Coviello

Ewc@cmmpr.com

212-979-8884 ext 209